Filed Pursuant to Rule 433 Issuer Free Writing Prospectus dated December 8, 2020 Relating to Preliminary Prospectus Supplement dated December 8, 2020 Registration No. 333-251195

BRP Group, Inc. Announces Proposed Public Offering of Common Stock

TAMPA, Fla. – December 8, 2020 — BRP Group, Inc. (“BRP” or the “Company”) (NASDAQ: BRP) today announced the proposed underwritten offering of shares of its Class A common stock.

In addition, BRP also announced that it continues to have a strong partnership pipeline and currently expects to close in 2021 Partner acquisitions generating total annualized revenue of approximately $120 million to $150 million, approximately 90% of which is anticipated to close in the second, third and fourth quarters of 2021.

BRP intends to use a portion of the net proceeds from the sale of the shares of Class A common stock offered in the offering to purchase newly issued membership interests of Baldwin Risk Partners, LLC (“LLC Units”) from its operating subsidiary Baldwin Risk Partners, LLC. Baldwin Risk Partners, LLC intends to use the proceeds from the sale of LLC Units to BRP as follows: (i) to pay fees and expenses in connection with the offering and (ii) for working capital and other general corporate purposes, including the Partnership with Burnham Benefits Insurance Services, Inc., Burnham Gibson Wealth Advisors, Inc. and Burnham Risk and Insurance Solutions, LLC (collectively, “Burnham”) and other Partnership opportunities that BRP is considering and future Partnership opportunities.

BRP intends to use the remaining net proceeds from the sale of the shares of Class A common stock offered in the offering to purchase LLC Units from its founders and certain executive officers.

J.P. Morgan, BofA Securities, Wells Fargo Securities, Morgan Stanley, Jefferies and William Blair are acting as joint book-running managers, and Keefe, Bruyette & Woods, A Stifel Company, Raymond James, Dowling & Partners Securities LLC and Capital One Securities are acting as co-managers for the offering.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any offer or sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

BRP has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest you should read the prospectus in that registration statement and other documents BRP has filed with the SEC for more complete information about BRP and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.

Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the preliminary prospectus supplement if you request it from: J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or by telephone at 1-866-803-9204 or by email at prospectus-eq_fi@jpmchase.com; BofA Securities, NC1-004-03-43, 200 North College Street, 3rd floor, Charlotte, NC 28255, Attn: Prospectus Department, or by email at dg.prospectus_requests@bofa.com; Wells Fargo Securities, LLC, 500 West 33rd Street, New York, NY 10001, Attn: Equity Syndicate Department, or by telephone at 1-800-326-5897 or by email at cmclientsupport@wellsfargo.com; or Morgan Stanley & Co. LLC, Attn: Prospectus Department, 180 Varick Street, Second Floor, New York, NY 10014.

ABOUT BRP GROUP, INC.

BRP Group, Inc. (NASDAQ: BRP) is a rapidly growing independent insurance distribution firm delivering tailored insurance and risk management insights and solutions. BRP represents over 500,000 clients across the United States and internationally.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release may contain various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which represent BRP’s expectations or beliefs concerning future events. Forward-looking statements are statements other than historical facts and may include statements that address future operating, financial or business performance or BRP’s strategies or expectations, including those about the offering. In some cases, you can identify these statements by forward-looking words such as “may”, “might”, “will”, “should”, “expects”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “projects”, “potential”, “outlook” or “continue”, or the negative of these terms or other comparable terminology. Forward-looking statements are based on management’s current expectations and beliefs and involve significant risks and uncertainties that could cause actual results, developments and business decisions to differ materially from those contemplated by these statements.

Factors that could cause actual results or performance to differ from the expectations expressed or implied in such forward-looking statements include, but are not limited to, those described under the caption “Risk Factors” in BRP’s Annual Report on Form 10-K for the year ended December 31, 2019, BRP’s Quarterly Report on Form 10-Q for the three months ended March 31, 2020 and the preliminary prospectus supplement related to the offering, and in BRP’s other filings with the SEC, which are available free of charge on the Securities and Exchange Commission’s website at: www.sec.gov, including those factors relevant to this offering and BRP’s Class A common stock, debt obligations and related restrictions, liquidity, Partnership pipeline and business, financial condition and results of operations, as well as factors related to the potential effects of the COVID-19 pandemic on our business, financial condition and results of operations. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated. All forward-looking statements and all subsequent written and oral forward-looking statements attributable to BRP or to persons acting on behalf of BRP are expressly qualified in their entirety by reference to these risks and uncertainties. You should not place undue reliance on forward-looking statements. Forward-looking statements speak only as of the date they are made, and BRP does not undertake any obligation to update them in light of new information, future developments or otherwise, except as may be required under applicable law.

CONTACTS

INVESTOR RELATIONS

Investor Relations

(813) 259-8032 | IR@baldwinriskpartners.com

PRESS

Rachel Carr, Marketing Director

Baldwin Risk Partners

(813) 418-5166 | Rachel.Carr@baldwinriskpartners.com